As filed with the Securities and Exchange Commission on April 20, 2004

Registration No. 333-82417

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAFTECH INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Delaware	06-1385548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1521 Concord Pike
Brandywine West
Suite 301
Wilmington, Delaware 19803
(302) 778-8227
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen G. Narwold, Esq.
Vice President, General Counsel, Human Resources & Secretary
GrafTech International Ltd.
1521 Concord Pike
Brandywine West
Suite 301
Wilmington, Delaware 19803
(302) 778-8214

(Name, address, including zip code and telephone number,
including area code, of agent for service)

With a copy to:
M. Ridgway Barker, Esq.
Kelley Drye & Warren LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 324-1400

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)
Common Stock, par value $.01 per share (2)	4,491,247	$14.435	$66,696,311	$8,450.42

(1)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average high and low trading prices of the common stock, as reported on the New York Stock Exchange, on April 14, 2004.

(2)	Also includes rights associated with common stock pursuant to the Rights Agreement dated August 7, 1998 between GrafTech International Ltd. and Computershare Investor Services, LLC, as amended.

(3)	Pursuant to Rule 457(p), $3,796.00 of filing fees previously paid by the registrant is being applied towards the filing fee in connection with this registration statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        We are filing this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 of GrafTech International Ltd. (“we” or “us”) to update the information on the selling stockholders. A fully updated prospectus is being filed as part of this registration statement. Shares of our common stock were previously registered under our Registration Statement on Form S-3 (File No. 333-26097) which has been combined with this Registration Statement pursuant to Rule 429 under the Securities Act.

Prospectus

GRAFTECH INTERNATIONAL LTD.

Common Stock

        This prospectus may be used by selling stockholders and their subsequent transferees, pledgees, donees and successors for the offer and sale of up to 4,491,247 shares of our common stock.

        The shares of our common stock offered hereby may be sold from time to time by one or more of the selling stockholders. No selling stockholder is required to offer or sell any shares of our common stock pursuant to this prospectus. The selling stockholders anticipate that, if and when offered and sold, the shares of our common stock will be offered and sold in transactions effected on the New York Stock Exchange, or NYSE, at then prevailing market prices. The selling stockholders reserve the right, however, to offer and sell shares of our common stock on any other national securities exchange on which our common stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

        We will not receive any proceeds from the offer and sale of any shares of our common stock by the selling stockholders pursuant to this prospectus. All proceeds from sales of shares of our common stock pursuant to this prospectus will be paid directly to the selling stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the selling stockholders or us in connection with sales of the shares of our common stock offered hereby, except that usual and customary brokers’ commissions or dealers’ discounts may be paid or allowed by the selling stockholders.

        Our common stock is traded on the NYSE under the trading symbol “GTI.” On April 19, 2004, the last reported sale price of our common stock on the NYSE was $14.71 per share.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” on page 7.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is _____________, 2004.

_________________

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, selling stockholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.

        It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” in this prospectus.

        You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges. Our reports and proxy statements and other information relating to us can also be read and copied at the NYSE located at 20 Broad Street, New York, New York 10005, (212) 656-5060.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC’s web site described above and can be read and copied at the locations described above.

        Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

        We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a web site at http://www.graftech.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

        We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offerings contemplated by this prospectus are completed:

o	our annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

o	our proxy statement on Schedule 14A, dated April 14, 2004, filed with the SEC on April 14, 2004;

o	our current report on Form 8-K, dated April 6, 2004, filed with the SEC on April 12, 2004;

o	the description of our common stock contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on July 28, 1995;

o	the description of our common stock contained in amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 17, 2003;

o	the description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 10, 1998; and

o	the description of our preferred share purchase rights contained in amendment no. 1 to our registration statement on Form 8-A (File No. 1-13888), filed with the SEC under Section 12 of the Exchange Act on September 17, 2003.

        Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment or subsequent amendment to this prospectus or an applicable prospectus supplement, in any subsequent applicable prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

        You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: GrafTech International Ltd., 1521 Concord Pike, Brandywine West, Suite 301, Wilmington, Delaware 19803, Attention: Elise A. Garofalo, Director of Investor Relations, Telephone (302) 778-8227.

PRELIMINARY NOTES

Important Terms

        We use the following terms to identify various companies or groups of companies or other matters. These terms help to simplify the presentation of information in this prospectus.

“AET”refers to Advanced Energy Technology Inc. only. AET is our 97.5% owned subsidiary engaged in the development, manufacture and sale of natural graphite products. Prior to January 1, 2003, AET was named Graftech Inc.

“Carbone Savoie” refers to Carbone Savoie S.A.S. and its subsidiaries. Carbone Savoie is our 70% owned subsidiary engaged in the development, manufacture and sale of cathodes.

“Common stock” means GTI common stock, par value $.01 per share.

“Debt Securities” means our 10.25% senior notes due 2012 (the “Senior Notes”) and our 1 5/8% convertible senior debentures due 2024 (the “Debentures”).The Senior Notes were issued under an Indenture dated February 15, 2002 (as supplemented, the “Senior Note Indenture”). The Debentures were issued under an Indenture, dated January 22, 2004 (the “Debenture Indenture”).

“GrafTech Finance” refers to GrafTech Finance Inc. only. GrafTech Finance is a direct wholly owned, special purpose finance subsidiary of GTI and the borrower under our principal senior secured bank credit facilities (as amended, the “Senior Facilities”), which includes our principal revolving credit facility (the “Revolving Facility”). GrafTech Finance is the issuer of the Senior Notes and a guarantor of the Debentures. Prior to June 7, 2002, GrafTech Finance was named UCAR Finance Inc.

“GrafTech Global” refers to GrafTech Global Enterprises Inc. only. GrafTech Global is a direct wholly owned subsidiary of GTI and the direct or indirect holding company for all of our operating subsidiaries. GrafTech Global is a guarantor of the Senior Notes, the Debentures and the

Senior Facilities. Prior to June 7, 2002, GrafTech Global Enterprises Inc. was named UCAR Global Enterprises Inc.

“GTI”refers to GrafTech International Ltd. only. GTI is our public parent company and the issuer of the Debentures and our publicly traded common stock and the related preferred share purchase rights registered under the Exchange Act and listed on the NYSE. GTI is a guarantor of the Senior Notes and the Senior Facilities. Prior to our Annual Meeting of Stockholders for 2002, GTI was named UCAR International Inc.

“Subsidiaries”refers to those companies that, at the relevant time, are or were majority owned or wholly owned directly or indirectly by GTI or its predecessors to the extent that those predecessors’ activities related to the graphite and carbon business. All of GTI’s subsidiaries have been wholly owned (with de minimis exceptions in the case of certain foreign subsidiaries) from at least January 1, 2000 through December 31, 2003, except for:

o	Carbone Savoie, which has been and is 70% owned; and

o	AET, which was 100% owned until it became 97.5% owned in June 2001.

Our 100% owned Brazilian cathode manufacturing operations were contributed to Carbone Savoie and, as a result, became 70% owned on March 31, 2001.

“UCAR Carbon” refers to UCAR Carbon Company Inc. only. UCAR Carbon is our wholly owned subsidiary through which we conduct most of our U.S. operations. UCAR Carbon is a guarantor of the Senior Notes, the Debentures and the Senior Facilities.

“We,”“us” or “our” mean GTI and its subsidiaries collectively or, if the context so requires, GTI, GrafTech Global or GrafTech Finance, individually.

        Presentation of Financial, Market and Legal Data. We present our financial information on a consolidated basis. This means that we consolidate financial information for all subsidiaries where our ownership is greater than 50%. As a result, the financial information for Carbone Savoie and AET is consolidated on each line of the Consolidated Financial Statements and the equity of the other owners in those subsidiaries is reflected on the lines entitled “minority stockholders’ equity in consolidated entities” and “minority stockholders’ share of income.” We use the equity method to account for 50% or less owned interests, including our 25% owned joint venture in China with Jilin Carbon Co. Ltd. (together with its affiliates, “Jilin”).

        All financial information at and for periods ended on or before December 31, 2002 has been restated to reflect changes in accounting for reportable segments (as required by Statement of Financial Accounting Standards (“SFAS”) No. 131 to reflect changes in the organization of our businesses effective January 2003), accounting for discontinued operations (as required by SFAS No. 144 to reflect the sale of our non-strategic composite tooling business in June 2003) and reclassification of extraordinary items and corresponding adjustments to provisions for income taxes (as required by SFAS No. 145, which we adopted effective January 2003). All financial information at and for periods ended on subsequent dates was originally and is currently being reported on the same basis as the restated financial information. The restatement does not change previously reported consolidated net income, basic or diluted earnings per

v

share, consolidated total assets or liabilities, or consolidated cash flows from operating activities, investment activities or financial activities.

        References to cost in the context of our low cost advantages and strategies do not include the impact of special or non-recurring charges, expenses or credits, such as those related to investigations, lawsuits, claims, restructurings or impairments, or the impact of changes in accounting principles.

        The legal and tax restructuring and global realignment mentioned in this prospectus or the documents incorporated by reference are part of the corporate realignment of our subsidiaries. The tax benefits from the realignment have been recorded separately from expenses to implement the realignment (which are included in other (income) expense, net, on the Consolidated Statements of Operations).

        Unless otherwise noted, when we refer to dollars, we mean U.S. dollars.

        All cost savings and reductions relating to our 1998 enhanced global restructuring and rationalization plan are estimates based on a comparison, with respect to provision for income taxes, to costs in 1998 or, for all other costs, to costs in the 1998 fourth quarter (annualized). Calculation of cost savings under the 1998 plan includes the effects of changes in currency exchange rates and production levels. All cost savings and reductions relating to our 2002 major cost savings plan are estimates or targets based on a comparison to costs in 2001. For purposes of calculating the cost savings related to the 2002 plan, savings relating to graphite electrode production cost per metric ton are determined based on annual graphite electrode production volume of about 180,000 metric tons and certain other savings are determined based on annual overhead costs (which includes research and development expense, but excludes variable compensation expense) of $90 million, annual interest expense of $60 million and an effective income tax rate of 45% (before taking into account the corporate realignment of our subsidiaries). These amounts approximate actual amounts in 2001. Calculation of cost savings under the 2002 plan excludes the effects of the changes in currency exchange rates between the euro and the dollar, but includes the effects of changes in currency exchange rates between other currencies and includes the effects of changes in production levels.

        References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals).

        Neither any statement made in this prospectus, any prospectus supplement or the documents incorporated by reference nor any charge taken by us relating to any legal proceedings constitutes an admission as to any wrongdoing.

        Unless otherwise specifically noted, market and market share data in this prospectus, any prospectus supplement or the documents incorporated by reference are our own estimates. Market data relating to the steel, aluminum, electronics, semiconductor, transportation, petrochemical and other metals industries, our general expectations concerning such industries and our market position and market share within such industries, both domestically and internationally, are derived from trade publications relating to those industries and other industry sources as well as assumptions made by us, based on such data and our knowledge of such industries. Market data relating to the fuel cell power generation industry, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from publications by securities analysts relating to Ballard Power Systems Inc., other industry sources and public filings, press releases and other public documents of Ballard Power Systems as well as assumptions made by us, based on such data and our knowledge of the industry. Market and market share data relating to the graphite and carbon industry as well as cost information relating to our competitors, our general expectations concerning such industry and our market position and market share within such industry, both domestically and internationally, are derived from the sources described above and public filings, press releases and other public documents of our competitors as well as assumptions made by us, based on such data and our knowledge of such industry. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Forward Looking Statements” and “Risk Factors” in this prospectus. We cannot guarantee the accuracy or completeness of this market and market share data and have not independently verified it. None of the sources mentioned above has consented to the disclosure or use of data in this prospectus, any prospectus supplement or the documents incorporated by reference.

        Unless otherwise noted, references to “market shares” are based on sales volumes in 2003, to “major product lines” mean graphite electrodes, cathodes and natural graphite products, and to “natural graphite products” does not include mined natural graphite flake.

        Unless otherwise noted, references to “capacity utilization rates” for the graphite electrode industry refer to actual or effective annual manufacturing capacity as opposed to theoretical or rated annual manufacturing capacity and references to capacity utilization rates in excess of 95% mean maximum or virtually maximum operating levels or utilization rates. In determining capacity utilization rates, we have used an average of available capacity during the course of the relevant year.

FORWARD LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference contain forward looking statements. In addition, we or our representatives have made or may make forward looking statements on telephone or conference calls, by webcasts or emails, in person, in presentations or written materials, or otherwise. These include statements about such matters as: future production and sales of steel, aluminum, electronic devices, fuel cells and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for such products; future operational and financial performance of our businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; rationalization, restructuring, realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, joint venture, operational, tax, financial and capital projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. The words “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal” and similar expressions identify some of these statements.

        Actual future events and circumstances (including future results and trends) could differ materially from those set forth in these statements due to various factors. These factors include:

o	the possibility that global or regional economic conditions affecting our products may not improve or may worsen due to geopolitical events, governmental actions or other factors;

o	the possibility that additions to capacity for producing steel in electric arc furnaces may not occur, that reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur;

o	the possibility that increases in production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volume of graphite electrodes;

o	the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process;

o	the possibility that additions to aluminum smelting capacity using graphite cathodes may not occur or that increases in production of graphite cathodes by competitors may occur;

o	the possibility that increases in production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes;

o	the possibility that actual graphite electrode prices in the future may be different than current spot prices due to changes in product mix, changes in currency exchange rates, changes in competitive market conditions or other factors;

o	the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products;

o	the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane (“PEM”) fuel cells which use our products or that manufacturers of PEM fuel cells may obtain those products from other sources;

o	the possibility that end markets for our products (other than those mentioned above) may not improve or may worsen;

o	the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand for existing, new or improved products, if any;

o	the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others;

o	the occurrence of unanticipated events or circumstances relating to antitrust investigations, lawsuits or claims or to the lawsuit initiated by us against our former parents;

o	the possibility that expected cost savings from our 2002 major cost savings plan or our other cost savings efforts will not be fully realized;

o	the possibility that the anticipated benefits from the corporate realignment of our subsidiaries or the refinement of our organizational structure into three lines of business may be delayed or may not occur;

o	the possibility that our provision for income taxes and effective income tax rate (as distinguished from our tax payments) may fluctuate significantly based on changes in financial performance of subsidiaries in various countries, changes in estimates of future ability to use foreign tax credits, changes in tax laws and other factors;

o	the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost;

o	changes in interest rates, in currency exchange rates (including those impacting our euro-denominated antitrust liabilities or non-dollar denominated intercompany loans), in competitive conditions or in inflation affecting our raw material, energy or other costs;

o	the possibility of failure to satisfy conditions or milestones under, or occurrence of breach of terms of, our strategic alliances with Pechiney, Ballard Power Systems or others;

o	the possibility of changes in appropriation or non-appropriation of government funds for, or our failure to satisfy eligibility conditions to, government grants awarded to us;

o	the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under the Senior Facilities;

o	the possibility that we may not complete planned asset sales for amounts or at times anticipated or at all or that we may not achieve the earnings estimates that we provide as guidance from time to time; and

o	other risks and uncertainties, including those described elsewhere in this prospectus or our other SEC filings, as well as future decisions by us.

        Occurrence of any of the events or circumstances described above could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

        No assurance can be given that any future transaction about which forward looking statements may be made will be completed or as to the timing or terms of any such transaction.

        All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC’s rules, we have no duty to update these statements.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference. It does not contain all of the information that you should consider before making a decision to invest our common stock. You should read carefully the entire prospectus, any applicable prospectus supplement and the documents incorporated by reference, including “Risk Factors” and the Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this prospectus or any prospectus supplement.

GrafTech International Ltd.

        We are one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We have 13 state-of-the-art manufacturing facilities strategically located on four continents, in more diverse locations than the facilities of any of our competitors. We have customers in about 60 countries, including industry leaders such as Arcelor, Nucor and Bao Steel in steel, Alcoa, Pechiney and Alcan in aluminum, Cisco, IBM and Intel in electronics, MEMC Electronic Materials in semiconductors and Ballard Power Systems in fuel cells.

        We have the largest share of the worldwide market for electrodes and cathodes. We have a uniquely positioned global manufacturing network, which we believe cannot be replicated by any of our competitors due to the capital investment, technology and process know-how required to do so. We believe that our network has the largest manufacturing capacity, has one of the lowest manufacturing cost structures of all of our major competitors and delivers the highest level quality products. Over the last few years, we have rationalized our graphite electrode and cathode facilities and redeployed capacity to larger facilities in lower cost countries. This allows us to achieve significant increases in productivity and output from our existing assets, including economies of scale and other cost savings that we believe will increase as we grow our sales. We believe that our network provides us with the operational flexibility to source customer orders from the facility that optimizes our profitability and, with the continuing consolidation in the steel and aluminum industries, provides us a significant growth opportunity in serving larger multi-plant global customers.

        We believe that we are the industry leader in graphite and carbon materials science and high temperature processing know-how, and that we operate the premier research, development and testing facilities in our industry. We have over 100 years of experience in the research and development of these technologies, and our intellectual property portfolio is extensive.

        We believe that our technological capabilities for developing products with superior thermal, electrical and physical characteristics provide a differentiating advantage. These capabilities have enabled us to accelerate development and commercialization of our technologies to exploit markets with high growth potential for us, including products for electronic thermal management and fuel cell applications.

        We have developed, over the past two years, natural graphite electronic thermal management products and secured product approvals and purchase commitments from a wide range of industry leaders, such as Cisco, IBM and Intel, based on superior thermal performance, weight, adaptability and cost characteristics as compared to alternative products. Thermal management products are designed to dissipate heat generated by electronic devices. We expect demand for our products to grow as industry trends continue toward smaller, more powerful electronic devices that generate more heat and require more advanced thermal management solutions.

        We are the leading manufacturer of natural graphite products for PEM fuel cells and fuel cell systems. Fuel cells provide environmentally friendly electrical power generation. We expect continued commercialization of fuel cells, encouraged by current governmental programs and driven by concerns relating to the U.S. electrical power grid, environmental protection, foreign oil dependency and other factors. We estimate that the market for our fuel cell products in 2012 will exceed $500 million. About 85% of the 175 fuel cell vehicles that were operational worldwide in 2003 and are expected to be operational in 2004 were or will be powered by Ballard Power Systems fuel cells. Our products are essential components of those fuel cells. Ballard Power Systems, the world leader in PEM fuel cells, is our strategic partner under an exclusive product supply agreement that continues through 2016 and an exclusive collaboration agreement that continues through 2011.

Lines of Business

        We have three lines of business: synthetic graphite; natural graphite; and advanced carbon materials. Synthetic graphite constitutes its own reportable segment, and natural graphite and advanced carbon materials together constitute our other reportable segment.

        Synthetic Graphite. Our synthetic graphite line of business manufactures and delivers high quality graphite electrodes, cathodes and advanced synthetic graphite products as well as related services. Electrodes and cathodes are key components of the conductive power systems used to produce steel, aluminum and other non-ferrous metals. Advanced synthetic graphite products include primary and specialty products for transportation, semiconductor and other markets. We believe there is currently no commercially viable substitute for graphite electrodes in electric arc furnace steel production or for cathodes in aluminum smelting.

        Graphite electrodes are consumed primarily in electric arc furnace steel production, the steel making technology used by all “mini-mills,” typically at a rate of one graphite electrode every eight to ten operating hours (“a stick a shift”). Mini-mills constitute the higher long term growth sector of the steel industry.

        Cathodes are used in aluminum smelting furnaces, and demand for cathodes is driven by construction of new smelters and relines and upgrades of existing smelters. We operate our cathode business through a 70% owned joint venture with Pechiney, the world’s recognized leader in aluminum smelting technology. In late 2003, Pechiney was acquired by Alcan, one of the world’s largest aluminum producers.

        Natural Graphite. We invented natural graphite products, consisting of advanced flexible graphite and flexible graphite. Advanced flexible graphite products include highly engineered thermal interface products, heat spreaders and heat sinks for electronic device applications. We also manufacture highly engineered flow field plates, gas diffusion layers and other advanced flexible graphite products for PEM fuel cells and fuel cell systems for use in the power generation and transportation markets. Flexible graphite products include gasket and sealing materials for high temperature and corrosive environments in automotive, petrochemical and other applications. We are one of the world’s largest manufacturers of natural graphite products for all of these uses and applications.

        Advanced Carbon Materials. Our advanced carbon materials line of business includes carbon electrodes and refractories as well as related services. Carbon electrodes are used in the production of ferro-alloys and silicon metal, a raw material primarily used in the manufacture of aluminum. Refractories are used primarily as submerged arc and other furnace hearth walls and bottoms.

Building Sustainable Competitive Advantages

        Over the past few years through late 2002, adverse global and regional economic conditions negatively impacted many of our markets. Our management team responded to these challenges and transformed our operations, building sustainable competitive advantages that enable us to compete successfully in our major product lines regardless of changes in economic conditions, to realize enhanced performance as economic conditions improve and to exploit growth opportunities from our intellectual property portfolio. During this period, we successfully implemented the following initiatives:

        Repositioned Global Manufacturing Network. We repositioned our global manufacturing network by, among other things, shutting down four of our higher cost graphite electrode manufacturing facilities and redeploying capacity to our six remaining larger, lower cost, strategically located facilities. The repositioning of our network allows us to deliver the same graphite electrode sales volume that we delivered over the past few years with a significantly lower fixed cost base. With these actions and our proprietary process and technological improvements, we now have the capability, depending on product demand and mix, to manufacture more than 220,000 metric tons of graphite electrodes from our existing assets. We also shutdown cathode and advanced synthetic graphite products manufacturing capacity and redeployed it to lower cost facilities and expanded our advanced flexible graphite manufacturing capacity. Together, since 1998, these repositioning actions resulted in a headcount reduction of over 30% and contributed a majority of the achieved cost savings described in this prospectus or the documents incorporated by reference.

        We believe that there are significant barriers to entrants to our industry, including the need for extensive product and process know-how and other intellectual property and a high initial capital investment. There have been no entrants in the graphite electrode industry for more than 50 years.

        Redesigned Global Manufacturing, Marketing and Sales Processes. We have evaluated virtually every aspect of our global supply chain, and we have redesigned and implemented changes to our global manufacturing, marketing and sales processes to leverage the strengths of our repositioned network. Among other things, we have eliminated manufacturing bottlenecks, improved product and service quality and delivery reliability, expanded our range of products, and improved our global sourcing and product mix for our customers. Since 1999, we have reduced annual customer compensation for graphite electrode quality claims from $3 million to less than $1 million. We also redirected marketing and sales activities to better service the needs of both existing and new customers. We estimate that we have increased our share of the worldwide market for graphite electrodes by more than 10%, from 19% in 2001 to about 21% in 2003.

        Accelerated Technology Development. We analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 140 product approvals from industry leading strategic partners, customers and others.

        In September 2003, we received R&D Magazine’s prestigious R&D 100 Award, granted to identify the 100 most technologically significant products and advancements each year, for our achievements in electronic thermal management heat sink products.

        Achieved Cost Savings. From 1998 through December 2001, we achieved recurring annual pretax cost savings of $132 million. From January 2002 through December 31, 2003, we achieved additional recurring pretax cost savings of $33 million. In addition to the rationalization of our facilities, we have, among other things, redesigned benefit plans, completed information technology outsourcing, and consolidated and streamlined administration and other activities. We believe that our cost savings programs have also enabled us to achieve one of the lowest manufacturing cost structures of all of our major competitors.

Business Strategies

        Our goal is to create stockholder value by maximizing cash flow from operations, and our business strategies are designed to expand upon the competitive advantages that our initiatives have created.

        Leveraging Our Unique Global Manufacturing Network. We believe that our unique global manufacturing network provides us with significant competitive advantages in costs and product quality, proximity to customers, timely and reliable delivery and operational flexibility to adjust product mix to meet the diverse needs of a wide range of customers. We believe we can further exploit this advantaged manufacturing network by redirecting our marketing and sales efforts toward and focusing our superior technical and customer service capabilities on:

o	the growing larger global customers created by the continuing consolidation trend within the steel and aluminum industries, to whom we believe we are better positioned than any of our competitors to offer products that meet their volume, product quality, product mix, delivery reliability and service needs at competitive prices; and

o	customers in targeted market segments where we have competitive advantages to meet identified customer needs due to the locations of our facilities, the range and quality of our products, the utilization of our capacity, the value of our customer technical service and other factors.

        Our activities have a customer driven focus, and we continually seek to identify customer needs and adjust our products and services to better service those needs. We believe that, in many cases, the growing larger global customer created by the continuing consolidation trend within the steel and aluminum industries are more creditworthy than other customers and that we are able to better manage our exposure to trade credit risk as we increase the percentage of our total net sales sold to these customers.

        We believe that our graphite electrode and cathode businesses have the leading market shares in the world and that, in 2003, our worldwide market share was:

o	about 21% in graphite electrodes;

o	about 25% in carbon electrodes; and

o	about 14% in cathodes.

        We sell these products in every major geographic market. Sales of these products outside the U.S. accounted for about 67% of net sales in 2001, 69% of net sales in 2002 and 67% of net sales in 2003.

No single customer or group of affiliated customers accounted for more than 6% of our total net sales in 2001, 2002 and 2003.

        We have a strategic alliance with Pechiney, the world’s recognized leader in aluminum smelting technology. In late 2003, Pechiney was acquired by Alcan, one of the world’s largest aluminum producers. We believe that this alliance strengthens our position as the quality leader in the low cost production of high quality graphite cathodes. We believe that our advanced graphite cathode technology is enabling us to increase our market share of graphite cathodes sold upon the commencement of operation of the new, more efficient aluminum smelting furnaces that are being built as well as in substitution for carbon cathodes in relines and upgrades of existing smelting furnaces.

        We believe that we are the manufacturer best positioned to supply natural graphite products to the electronic thermal management and fuel cell markets. We are one of the world’s largest manufacturers of natural graphite for these markets as well as for automotive and petrochemical applications. We believe that, in 2003, our worldwide market share for natural graphite products was about 23%. We believe that we operate the most technologically sophisticated advanced natural graphite production line in the world. We have strategic alliances with leading chip makers and others in the electronics industry and with Ballard Power Systems, the world leader in PEM fuel cell technology.

        Delivering Exceptional and Consistent Quality. We believe that our products are among the highest quality products available in our industry. We have been awarded preferred or certified supplier status by many major steel and aluminum companies and have received numerous technological innovation and other awards by industry groups, customers and others. Using our technological capabilities, we continually seek to improve the consistent overall quality of our products and services, including the performance characteristics of each product, the uniformity of the same product manufactured at different facilities and the expansion of the range of our products. We believe that improvements in overall quality create significant efficiencies for us, provide us the opportunity to increase sales volumes and market share, and create market opportunities for us and production efficiencies for our customers.

        Providing Superior Technical Service. We believe that we are the recognized industry leader in providing value added technical services to customers for our major product lines. We believe that we have the largest customer technical service and related supporting engineering and scientific organizations in our industry, with more than 245 engineers, scientists and specialists around the world. Our employees assist key steel and other metals customers in furnace design, operation and upgrade to reduce energy consumption, improve raw material costs and increase output. In addition, our employees assist customers and others who design, develop or produce electronic devices to integrate our advantaged advanced flexible graphite product solutions into their new devices.

        Accelerating Commercialization of Advantaged Technologies. We believe that our leading technological and manufacturing capabilities and strengths provide us with a significant growth opportunity as well as a competitive advantage. We seek to exploit these capabilities across all of our businesses, to improve existing products, such as supersize graphite electrodes used in the most demanding electric arc furnace steel production furnaces and high performance graphite cathodes that have become the preferred technology in the industry, and to develop and commercialize new products for markets with high growth potential for us. We analyzed our intellectual property portfolio to identify new product opportunities in markets with high growth potential for us, redirected research to enhance and exploit our portfolio and accelerated development of products for those markets. Among other things, we developed patented advanced pin technology for graphite electrodes, patented processing technology for high performance graphite cathodes, products for PEM fuel cells that are enabling fuel cell commercialization, and new electronic thermal management technologies with over 140 product approvals from industry leading strategic partners, customers and others.

        We also believe that our strategic partners have entered into alliances with us due to, among other things, the strength of our technology and our research and development capabilities.

        Pursuing Cost Savings. In January 2002, we announced a major cost savings plan that we believe is one of the most aggressive cost reduction plans being implemented in our industry. We are targeting cumulative recurring annual pretax cost savings of $60 million in 2004 and $80 million in 2005. Savings achieved under the 2002 plan are additive to those which we achieved by the end of 2001 under our 1998 global restructuring and rationalization plan. We achieved recurring pretax cost savings of $19 million in 2003, for total cumulative savings of $33 million since January 2002.

        As part of the 2002 plan, we are continuing to implement global business and work process rationalization and transformation initiatives, including:

o	the streamlining of our organizational structure within our three major lines of business;

o	the consolidation and streamlining of order fulfillment, purchasing, finance and accounting, and human resource processes;

o	the identification and implementation of outsourcing opportunities;

o	the improvement in performance through realignment and enterprise-wide standardization of supply chain processes and systems; and

o	the improvement of interfaces and information technology infrastructures with trading partners.

These activities are targeted for completion by the end of 2005.

        Under the 2002 plan, we have sold and intend to sell real estate, non-strategic businesses and certain other non-strategic assets. Through December 31, 2003, we have completed sales generating net proceeds aggregating $24 million. We anticipate that the aggregate estimated pretax cash proceeds from these sales will total about $50 million by the end of 2004. We believe that these cost savings and asset sales will further enhance our performance.

_________________

        The GRAFTECH logo, GRAFCELL®, eGRAF®, GRAFOIL®, GRAFGUARD®, GRAFSHIELD® and SpreaderShield™ are our trademarks and trade names. This prospectus and the documents incorporated by reference also contain trademarks and trade names belonging to other parties.

        GTI is a Delaware corporation. Our principal executive offices are located at 1521 Concord Pike, Brandywine West, Suite 301, Wilmington, Delaware 19803, and our telephone number at that location is (302) 778-8227. We maintain a web site at http://www.graftech.com. The information contained on this web site is not part of this prospectus.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, or in any prospectus supplement or documents incorporated by reference, before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our financial condition, results of operations, cash flows or business. If any of the following risks actually occur, our financial condition, results of operations, cash flows or business could be harmed. In that case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Us

We are dependent on the global steel and aluminum industries and also sell products to the transportation, semiconductor, petrochemical and other metals industries. Our results of operations may deteriorate during global and regional economic downturns.

        We sell graphite electrodes, which accounted for about 66% of our total net sales in 2003, primarily to the electric arc furnace steel production industry. We also sell cathodes, which accounted for about 13% of our total net sales in 2003, to the aluminum industry. Many of our other products are sold primarily to the transportation, semiconductor, petrochemical and other metals industries. These are global basic industries, and they are experiencing various degrees of growth and consolidation. Customers in these industries are located in every major geographic market. As a result, our customers are affected by changes in global and regional economic conditions. This, in turn, affects overall demand and prices for our products sold to these industries. Accordingly, we are directly affected by changes in global and regional economic conditions. These conditions are affected by events and circumstances beyond our control such as geopolitical events (such as the war on terrorism and the circumstances involving Iraq and North Korea), changes in demand by consumers, businesses and governments and policy decisions by governments and central banks. As a result of changes in economic conditions, demand and pricing for our products sold to these industries has fluctuated significantly.

        Demand for our products sold to these industries may be adversely affected by improvements in our products as well as in the manufacturing operations of customers, which reduce the rate of consumption or use of our products for a given level of production by our customers. In the case of graphite electrodes, we estimate that specific consumption declined from about 4.3 kilograms of graphite electrodes per metric ton of steel produced in 1990 to about 2.3 kilograms per metric ton in 2003. While we believe that the rate of decline of specific consumption over the long term has slowed, we believe that there was a slightly more significant decline in 2001 than would otherwise have been the case due to the accelerated shutdown of older, less efficient electric arc furnaces as a result of global and regional economic conditions.

        Sales volumes and prices of our products sold to these industries are impacted by the supply/demand balance as well as overall demand and growth of and consolidation within the end markets for our products. In addition to the factors mentioned above, the supply/demand balance is affected by factors such as business cycles, rationalization within our industry, and output and productivity within our industry and the end markets for our products, some of which factors are affected by decisions by us. In the case of graphite electrodes, although our volume of graphite electrodes sold has increased significantly over the past three years, we have in the past experienced significant fluctuations in volume. In addition, although we implemented graphite electrode price increases over the past eighteen months, prices have declined since 1998.

        Over the past few years, we faced extremely challenging business and industry conditions. Adverse global and regional economic conditions negatively impacted many of the end markets for our products, with many customers in these markets reducing production, becoming less creditworthy or being acquired due to consolidation within their industries. Industry-wide capacity for most of our products exceeded demand, and competition has been intense. Although our net sales and net income improved in 2003 from 2002, they declined significantly since 1999.

        We cannot assure you that the electric arc furnace steel production industry will continue to be the higher long term growth sector of the steel industry, that the aluminum industry will continue to experience long term growth or that any of the other industries to which we sell products will experience strong recovery from current economic conditions affecting them. Accordingly, we cannot assure you that there will be stability or growth in demand for or prices of graphite electrodes or our other products sold to these industries. An adverse change in global or certain regional economic conditions could materially adversely affect us.

Any substantial growth in net sales, cash flow from operations or net income from our natural graphite line of business depends on successfully developing, manufacturing and selling new products on a profitable basis. If we are not successful, we will not achieve our planned growth.

        Our planned growth of our natural graphite line of business depends on successful and profitable development, manufacture and sale primarily of thermal management products for electronic devices and products for PEM fuel cells and fuel cell systems.

        Successful and profitable commercialization of products is subject to various risks, including risks beyond our control such as:

o	the possibility that we may not be able to develop viable products or, even if we develop viable products, that our products may not gain commercial acceptance;

o	the possibility that our commercially accepted products could be subsequently displaced by other products or technologies;

o	the possibility that, even if our products are incorporated in new products of our customers, our customers' new products may not become viable or commercially accepted or may be subsequently displaced;

o	the possibility that a mass market for our commercially accepted products, or for our customers' products which incorporate our products, may not develop;

o	restrictions under our agreements with Ballard Power Systems on sales of our fuel cell products to and collaboration with others; and

o	failure of our customers to purchase our products in the quantities that we expect.

        These risks could be impacted by factors such as adoption of new laws and regulations, changes in governmental programs, failure of necessary supporting systems (such as fuel delivery infrastructure for fuel cells) to be developed, and consumer perceptions about costs, benefits and safety.

Our financial condition could suffer if we experience unanticipated costs as a result of antitrust investigations and related lawsuits and claims.

        Since 1997, we have been subject to antitrust investigations and related lawsuits and claims. We have recorded pretax charges of $382 million against results of operations as a reserve for estimated potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims. Through December 31, 2003, we have paid an aggregate of $257 million of fines and net settlements and expenses which has been applied against the reserve and $19 million of imputed interest (which is described below) that has not been applied against the reserve. The balance of the reserve (before giving effect to the provisional payment described below) is available for the $52.5 million balance of the fine (the “DOJ antitrust fine”) payable by us to the U.S. Department of Justice (the “DOJ”) that was imposed in 1998, the €50.4 million fine (the “EU antitrust fine”) that was assessed against us in 2001 by the Directorate General IV of the European Communities (the “EU Competition Authority”), which we have appealed, and other antitrust related matters.

        The DOJ antitrust fine does not bear interest prior to April 2004 and bears interest at the statutory rate (which was 1.28% annually at December 31, 2003) after April 2004. The reserve does not cover interest on the DOJ antitrust fine (including interest that, for accounting purposes, is imputed on the DOJ antitrust fine for the period during which it is non-interest bearing). Such interest is recorded in interest expense on the Consolidated Statements of Operations.

        In February 2004, we posted a provisional payment of $72 million to the EU Competition Authority against the EU antitrust fine. The provisional payment included $9 million for accrued interest for the period from October 2001 to the date of the provisional payment at the rate of 6.04% per annum. The EU Competition Authority has advised us that its position is that the provisional payment should have included accrued interest at the rate of 8.04% per annum. We have advised the EU Competition Authority that we disagree with its position and will file an interim appeal challenging its position, if necessary.

        At December 31, 2003, after giving effect to the provisional payment, $53 million remained in the reserve. The remaining amount of the reserve is unfunded. We believe that the amount of the EU antitrust fine will be reduced on appeal. To the extent that the actual amount of the EU antitrust fine (after all appeals and including any interest thereon) is less than the amount so provisionally paid, any excess would be refunded to us. To the extent that such actual amount exceeds the amount so provisionally paid, we will be required to make an additional payment equal to such excess. Such additional payment may require us to record an additional charge.

        Our insurance has not and will not cover any material liabilities that have or may become due in connection with antitrust investigations, lawsuits or claims.

        We cannot assure you that remaining liabilities and expenses in connection with antitrust investigations, lawsuits and claims will not materially exceed the remaining balance of the reserve or that the timing of payment thereof will not be sooner than anticipated. If such liabilities or expenses materially exceed such balance or if the timing of payment thereof is sooner than anticipated, such events could materially adversely affect us, and we may not be able to comply with the financial covenants under the Senior Facilities. In the event of such noncompliance, we could experience the material adverse consequences described, and be forced to take the unfavorable actions referenced, in the risk factor relating to restrictive covenants under the Senior Facilities and Senior Notes on pages 15 through 16.

We are highly leveraged and our substantial debt and other obligations could limit our financial resources and ability to compete and may make us more vulnerable to adverse economic events.

        We are highly leveraged, and we have substantial obligations in connection with antitrust investigations, lawsuits and claims. At December 31, 2003, after giving effect to the issuance and sale of the Debentures and application of the net proceeds therefrom to repay the remaining $21 million of term loans outstanding under the Senior Facilities and to make a provisional payment of $72 million to the EU Competition Authority toward the EU antitrust fine, we had total debt of $707 million (including unamortized bond premium and fair value of hedged debt obligation), cash and cash equivalents of $158 million and a stockholders’ deficit of $128 million. In addition, we have historically discounted or factored a substantial portion of our accounts receivable and used the proceeds to reduce our debt. Certain of our subsidiaries sold receivables totaling $175 million in 2003. If we had not sold such receivables, our accounts receivable and our debt would have been about $45 million higher at December 31, 2003. We intend to reduce our factoring of accounts receivable and use a portion of the net proceeds from the issuance and sale of the Debentures to replace the financing previously provided thereby. Further, a significant majority of our debt is or has been effectively converted into variable rate debt. We use cash and cash equivalents, funds available under the Revolving Facility and cash flow from operations as our primary sources of liquidity. Availability of funds under the Revolving Facility is subject to continued compliance with the financial covenants under the Senior Facilities. At December 31, 2003, we were in compliance with the financial covenants under the Senior Facilities and had no outstanding balance under the Revolving Facility with $236 million (after consideration of outstanding letters of credit and at currency exchange rates in effect at December 31, 2003) fully available. We believe that we will have net cash provided by operating activities in 2004 (excluding payments related to restructurings, antitrust fines and the impact of the reduction of factoring of accounts receivables).  We expect to make payments of about $15 million related to restructurings, about $82 million related to antitrust fines and about $45 million related to replacement of financing that would have been provided by factoring of accounts receivable.  We expect that we will have net cash used in operating activities in 2004 including such exclusions.

        Our high leverage and antitrust related obligations could have important consequences, including the following:

o	our ability to restructure or refinance our debt or obtain additional debt or equity financing for payment of these obligations, or for working capital, capital expenditures, acquisitions or other general corporate purposes, may be impaired in the future;

o	a substantial portion of our cash flow from operations must be dedicated to debt service and payment of antitrust obligations, thereby reducing the funds available to us for other purposes;

o	an increase in interest rates could result in an increase in the portion of our cash flow from operations dedicated to debt service or interest rate management initiatives, in lieu of other purposes;

o	we may have substantially more leverage and antitrust obligations than certain of our competitors, which may place us at a competitive disadvantage; and

o	our leverage and antitrust obligations may hinder our ability to adjust rapidly to changing market conditions or other events and make us more vulnerable to insolvency, bankruptcy or other adverse consequences in the event of a downturn in general or certain regional economic conditions or in our business or in the event that these obligations are greater, or the timing of payment is sooner, than expected.

Our ability to service our debt and meet our other obligations depends on certain factors beyond our control.

        Our ability to service our debt and meet our other obligations as they come due is dependent on our future financial and operating performance. This performance is subject to various factors, including factors beyond our control such as changes in global and regional economic conditions, developments in antitrust investigations, lawsuits and claims involving us, changes in our industry or the end markets for our products, changes in interest or currency exchange rates, and inflation in raw materials, energy and other costs.

        If our cash flow and capital resources are insufficient to enable us to service our debt and meet these obligations as they become due, we could be forced to: reduce or delay capital expenditures; sell assets or businesses; limit or discontinue, temporarily or permanently, business plans or operations; obtain additional debt or equity financing; or restructure or refinance debt.

        We cannot assure you as to the timing of such actions or the amount of proceeds that could be realized from such actions. Accordingly, we cannot assure you that we will be able to meet our debt service and other obligations as they become due or otherwise.

We are subject to restrictive covenants under the Senior Facilities and the Senior Notes. These covenants could significantly affect the way in which we conduct our business. Our failure to comply with these covenants could lead to an acceleration of our debt.

        The Senior Facilities and the Senior Notes contain a number of covenants that, among other things, significantly restrict our ability to: dispose of assets; incur additional indebtedness; repay or refinance other indebtedness or amend other debt instruments; create liens on assets; enter into leases or sale/leaseback transactions; make investments or acquisitions; engage in mergers or consolidations; make certain payments and investments, including dividend payments and stock repurchases; make capital expenditures; or engage in certain transactions with subsidiaries and affiliates.

        The Senior Facilities also require us to comply with specified financial covenants, including minimum interest coverage and maximum leverage ratios. In addition, pursuant to the Senior Facilities, we cannot borrow under the Revolving Facility:

o	if the additional borrowings would cause us to breach the financial covenants; or

o	if the aggregate amount of reserves created (plus the aggregate amount of payments made (excluding payments attributable to imputed interest on the DOJ antitrust fine) over or outside of any reserve) in connection with antitrust, securities and stockholder derivative investigations, lawsuits and claims exceed $415 million, reduced by the principal amount of certain debt ($1 million of which debt was outstanding at December 31, 2003).

        Further, substantially all of our assets are pledged to secure indebtedness as described under “– Risks Relating to Our Securities and Pledges of Our Assets.”

        We are currently in compliance with the covenants contained in the Senior Facilities and the Senior Notes. However, our ability to continue to comply may be affected by events beyond our control. The breach of any of the covenants contained in the Senior Facilities, unless waived, would be a default under the Senior Facilities. This would permit the lenders to accelerate the maturity of the Senior Facilities. An acceleration of maturity of the Senior Facilities would permit the holders of the Senior Notes and the Debentures to accelerate the maturity of the Senior Notes and the Debentures, respectively. A breach of the covenants under the Senior Notes, unless waived, would be a default under the Senior Notes. This would also permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes. An acceleration of maturity of the Senior Notes would permit the holders of the Debentures to accelerate the maturity of the Debentures and the lenders to accelerate the maturity of the Senior Facilities. A breach of our obligations under the Debentures, unless waived, would be a default under the Debentures. This would also permit the holders of the Debentures to accelerate the maturity of the Debentures. Acceleration of maturity of the Debentures would permit the holders of the Senior Notes to accelerate the maturity of the Senior Notes and the lenders to accelerate the maturity of the Senior Facilities. An acceleration of maturity of the Senior Facilities would also permit the lenders to terminate their commitments to extend credit under the Revolving Facility. This could have a material adverse effect on our liquidity. If we were unable to repay our debt to the lenders and holders or otherwise obtain a waiver from the lenders and holders, we could be forced to take the actions described in the preceding risk factor and the lenders and holders could proceed against the collateral securing the Senior Facilities and the Senior Notes and exercise all other rights available to them. We cannot assure you that we will have sufficient funds to make these accelerated payments or that we will be able to obtain any such waiver on acceptable terms or at all.

We are subject to risks associated with operations in multiple countries.

        A substantial majority of our net sales are derived from sales outside of the U.S., and a substantial majority of our operations and our total property, plant and equipment and other long-lived assets are located outside the U.S. As a result, we are subject to risks associated with operating in multiple countries, including:

o	currency devaluations and fluctuations in currency exchange rates, including impacts of transactions in various currencies, translation of various currencies into dollars for U.S. reporting and financial covenant compliance purposes, and impacts on results of operations due to the fact that costs of our foreign subsidiaries for our principal raw material, petroleum coke, are incurred in dollars even though their products are primarily sold in other currencies;

o	imposition of or increases in customs duties and other tariffs;

o	imposition of or increases in currency exchange controls, including imposition of or increases in limitations on conversion of various currencies into dollars or euros, making of intercompany loans by subsidiaries or remittance of dividends, interest or principal payments or other payments by subsidiaries;

o	imposition of or increases in revenue, income or earnings taxes and withholding and other taxes on remittances and other payments by subsidiaries;

o	imposition of or increases in investment or trade restrictions and other restrictions or requirements by non-U.S. governments;

o	inability to definitively determine or satisfy legal requirements, inability to effectively enforce contract or legal rights and inability to obtain complete financial or other information under local legal, judicial, regulatory, disclosure and other systems; and

o	nationalization and other risks which could result from a change in government or other political, social or economic instability.

        We cannot assure you that such risks will not have a material adverse effect on us in the future.

        In general, our results of operations and financial condition are affected by inflation in each country in which we have a manufacturing facility. We maintain operations in Brazil, Russia and Mexico, countries which have had in the past, and may have now or in the future, highly inflationary economies, defined as cumulative inflation of about 100% or more over a three calendar year period. We cannot assure you that future increases in our costs will not exceed the rate of inflation or the amounts, if any, by which we may be able to increase prices for our products.

Our ability to grow and compete effectively depends on protecting our intellectual property. Failure to protect our intellectual property could adversely affect us.

        We believe that our intellectual property, consisting primarily of patents and proprietary know-how and information, particularly the intellectual property relating to electronic thermal management and fuel cell power generation, is important to our growth. Failure to protect our intellectual property may result in the loss of the exclusive right to use our technologies. We rely on patent, trademark, copyright and trade secret laws and confidentiality and restricted use agreements to protect our intellectual property. Some of our intellectual property is not covered by any patent or patent application or any such agreement.

        We own, and have obtained exclusive and non-exclusive licenses to, various domestic and foreign patents related to our technologies. These patents and licenses expire at various times over the next two decades. When such patents and exclusive licenses expire, we will no longer have the right to exclude others from making, using or selling the claimed inventions.

        Patents are subject to complex factual and legal considerations. Accordingly, there can be uncertainty as to the validity, scope and enforceability of any particular patent. Therefore, we cannot assure you that:

o	any of the U.S. or foreign patents now or hereafter owned by us, or that third parties have licensed to us or may in the future license to us, will not be circumvented, challenged or invalidated;

o	any of the U.S. or foreign patents that third parties have non-exclusively licensed to us, or may non-exclusively license to us in the future, will not be licensed to others; or

o	any of the patents for which we have applied or may in the future apply will be issued at all or with the breadth of claim coverage sought by us.

        We cannot assure you that agreements designed to protect our proprietary know-how and information will not be breached, that we will have adequate remedies for any such breach, or that our strategic alliance partners, consultants, employees or others will not assert rights to intellectual property arising out of our relationships with them.

        In addition, effective patent, trademark and trade secret protection may be limited, unavailable or not applied for in the U.S. or in any of the foreign countries in which we operate.

        Moreover, we cannot assure you that the use of our patented technology or proprietary know-how or information does not infringe the intellectual property rights of others.

        Intellectual property protection does not protect against technological obsolescence due to developments by others or changes in customer needs.

        Our ability to establish and maintain our competitive advantage through our technology and any intellectual property rights may be achieved, in part, by prosecuting claims against others whom we believe have misappropriated our technology or have infringed upon our intellectual property rights, as well as by defending against misappropriation or infringement claims brought by others against us. Our involvement in litigation to protect or defend our rights in these areas could result in a significant expense to us, adversely affect the development of sales of the related products, and divert the efforts of our technical and management personnel, regardless of the outcome of such litigation.

        If necessary, we may seek licenses to intellectual property of others. However, we can give no assurance to you that we will be able to obtain such licenses or that the terms of any such licenses will be acceptable to us. Our failure to obtain a license from a third party for its intellectual property that is necessary for us to make or sell any of our products could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or use of processes requiring the use of such intellectual property.

Our current and former manufacturing operations are subject to increasingly stringent health, safety and environmental requirements.

        We use and generate hazardous substances in our manufacturing operations. In addition, both the properties on which we currently operate and those on which we have ceased operations are and have been used for industrial purposes. Further, our manufacturing operations involve risks of personal injury or death. We are subject to increasingly stringent environmental, health and safety laws and regulations relating to our current and former properties and neighboring properties and our current operations. These laws and regulations provide for substantial fines and criminal sanctions for violations and sometimes require the installation of costly pollution control or safety equipment or costly changes in operations to limit pollution or decrease the likelihood of injuries. In addition, we may become subject to potentially material liabilities for the investigation and cleanup of contaminated properties and to claims alleging personal injury or property damage resulting from exposure to or releases of hazardous substances or personal injury as a result of an unsafe workplace. Further, noncompliance with or stricter enforcement of existing laws and regulations, adoption of more stringent new laws and regulations, discovery of previously unknown contamination or imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could be material.

We are dependent on supplies of raw materials and energy at affordable prices. Our results of operations could deteriorate if that supply is substantially disrupted for an extended period.

        We purchase raw materials and energy from a variety of sources. In many cases, we purchase them under short term contracts or on the spot market, in each case at fluctuating prices. We purchase a majority of our requirements for petroleum coke, our principal raw material, at variable prices, from multiple plants of a single supplier under a supply agreement that continues through the end of 2006. The availability and price of raw materials and energy may be subject to curtailment or change due to:

o	limitations which may be imposed under new legislation or regulation;

o	suppliers’ allocations to meet demands of other purchasers during periods of shortage (or, in the case of energy suppliers, extended cold weather);

o	interruptions in production by suppliers; and

o	market and other events and conditions.

        Petroleum and coal products, including petroleum coke and pitch, our principal raw materials, and energy, particularly natural gas, have been subject to significant price fluctuations. Over the past several years, we have largely mitigated the effect of price increases on our results of operations primarily through our cost reduction efforts. We cannot assure you that such efforts will successfully mitigate future increases in the price of raw materials or energy. A substantial increase in raw material or energy prices which cannot be mitigated or passed on to customers or a continued interruption in supply, particularly in the supply of petroleum coke or energy, would have a material adverse effect on us.

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

        Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse effect on us.

We have significant non-dollar-denominated intercompany loans and significant interest rate swaps and may in the future have significant foreign currency financial instruments. Translation gains and losses due to changes in currency exchange rates or interest rates have in the past resulted and may in the future result in significant gains or losses.

        We have non-dollar-denominated intercompany loans between GrafTech Finance and some of our foreign subsidiaries. At December 31, 2003, the aggregate principal amount of these loans was $423 million (based on currency exchange rates in effect on December 31, 2003). These loans are subject to translation gains and losses due to changes in currency exchange rates. A portion of these loans are deemed to be essentially permanent and, as a result, translation gains and losses on these loans are recorded in accumulated other comprehensive loss on the Consolidated Balance Sheets. The balance of these loans are deemed to be temporary and, as a result, translation gains and losses on these loans are recorded as unrealized gains or losses in other expense (income), net, on the Consolidated Statements of Operations. We have the ability to replace each intercompany loan with a substantially identical new intercompany loan. When we replace such a loan, we record net cumulative realized translation gains or losses with respect to that loan in other expense (income), net. Those realized gains or losses are, however, non-cash gains or losses. Foreign currency translation gains and losses relating to these loans included in other expense (income), net, were a gain of $39 million in 2003.

        We have interest rate swaps that effectively convert fixed rate debt (represented by the Senior Notes) into variable rate debt in order to seek to minimize interest expense and optimize the risk in our portfolio of fixed and variable interest rate obligations. At December 31, 2003, we had swaps for a notional amount of $485 million. Our swaps are designated as hedging the exposure to changes in the fair value of the related debt (called a fair value hedge). Our swaps are marked-to-market monthly, and we are required to provide cash collateral to the counterparty to the extent that the fair value of the derivative exceeds $15 million, net of market value of our interest rate caps. The fair value of the hedge at the end of a period is recorded on the Consolidated Balance Sheets on the line entitled “fair value of hedged debt obligation.” At December 31, 2003, the carrying value of our debt was reduced by $18 million (excluding the offsetting value of our interest rate caps of $4 million) as a result of our fair value hedge. The interest rate swap derivative was valued at $18 million at December 31, 2003 and recorded as part of other long-term obligations on the Consolidated Balance Sheets. When we sell swaps, the gain or loss realized is amortized as a credit or charge to interest expense over the remaining term of the Senior Notes. When we effectively reduce the outstanding principal amount of the Senior Notes (through exchanges or otherwise), the related portion of such credit or charge is accelerated and recorded in the period in which such reduction occurs. In 2003, we realized net proceeds of $30 million with respect to the sale of swaps, which will be amortized as a credit to interest expense over the remaining term of the Senior Notes.

        We have used in the past and may use in the future foreign currency financial instruments to attempt to limit our risks associated with changes in currency exchange rates by attempting to hedge existing exposures, firm commitments and, potentially, anticipated transactions. These instruments are marked-to-market monthly. Gains and losses are recorded as unrealized gains or losses in other (income) expense, net, on the Consolidated Statements of Operations. When we sell the instruments, we record net cumulative realized gain or loss with respect to the instruments in other expense (income), net on the Consolidated Statements of Operations. In 2003, we recorded a loss of $7 million with respect to the instruments held during the course of the year. We had no such contracts outstanding at December 31, 2003.

        We may purchase or sell these financial instruments, and open and close hedges or other positions, at any time. We cannot assure you that we will have gains, or will not have losses, of the type described above. Incurrence of material losses, and provision of material cash collateral, could materially adversely affect our ability to comply with the financial covenants under the Senior Facilities.

Our results of operations for any quarter are not necessarily indicative of our results of operations for a full year.

        Sales of graphite electrodes and other products fluctuate from quarter to quarter due to such factors as changes in economic conditions, changes in competitive conditions, scheduled plant shutdowns by customers, national vacation practices, changes in customer production schedules in response to seasonal changes in energy costs, weather conditions, strikes and work stoppages at customer plants and changes in customer order patterns in response to the announcement of price increases. We have experienced, and expect to continue to experience, volatility with respect to demand for and prices of graphite electrodes and other products, both globally and regionally.

        We have also experienced volatility with respect to prices of raw materials and energy, and it has frequently required several quarters of cost reduction efforts to mitigate increases in those prices. We expect to experience volatility in such prices in the future. We have experienced translation gains and losses in the past, some of which have been significant, and expect to experience translation gains and losses in the future.

        Accordingly, results of operations for any quarter are not necessarily indicative of the results of operations for a full year.

The graphite and carbon industry is highly competitive. Our market share, net sales or net income could decline due to vigorous price and other competition.

        Competition in the graphite and carbon products industry (other than with respect to new products) is based primarily on price, product quality and customer service. Graphite electrodes, in particular, are subject to rigorous price competition. Price increases by us or price reductions by our competitors, decisions by us or our competitors with respect to prices, volumes or profit margins, technological developments, changes in the desirability or necessity of entering into long term supply contracts with customers or other competitive or market factors or strategies could adversely affect our market share, net sales or net income.

        Competition with respect to new products is, and is expected to be, based primarily on product innovation, performance and cost effectiveness as well as customer service.

        Competition could prevent implementation of price increases, require price reductions or require increased spending on research and development, marketing and sales that could adversely affect us.

We may not be successful in the lawsuit against our former parents initiated by us.

        In February 2000, we initiated a lawsuit against our former parents. In February 2004, this lawsuit was dismissed. We subsequently appealed the dismissal. Successful prosecution of this lawsuit is subject to many risks and uncertainties, including:

o	failure to successfully challenge the dismissal of that lawsuit;

o	failure to successfully prove our claims at trial;

o	successful assertion by the defendants of substantive defenses, including statute of limitations defenses, to liability at trial or on appeal; and

o	successful assertion by the defendants of counterclaims or cross claims, including claims for indemnification, at trial or on appeal.

        Litigation such as this lawsuit is complex. Complex litigation can be lengthy and expensive. This lawsuit is in its earliest stages. We cannot predict the ultimate outcome of this lawsuit, including the possibility, timing or amount of any settlement or recovery of damages by us or any liability we may have in connection with any counterclaims or cross claims. In addition, we cannot assure you as to the effect of this lawsuit on management’s focus and time available for our ongoing operations.

We may not be able to complete our planned asset sales.

        We intend to continue to sell real estate, non-strategic businesses and certain other non-strategic assets. We cannot assure you if or when we will be able to complete these sales or that we will realize proceeds therefrom that meet our current expectations.

We may not achieve the cost savings targeted under our 2002 major cost savings plan.

        We are targeting, under the 2002 plan, cumulative annual recurring pretax cost savings of $60 million in 2004 and $80 million in 2005. We recorded an aggregate of $33 million of restructuring charges and $48 million of impairment losses on long-lived and other assets and expect to record an additional $6 million of restructuring charges (primarily for severance associated with further global business and work process changes, but excluding additional restructuring charges that may be recorded relating to the closure of the majority of the graphite electrode manufacturing operations in Italy). These charges include payments through December 31, 2003 of $8 million of cash costs and expected payments of an additional $27 million of cash costs. We cannot assure you that the charges and cash costs associated with the 2002 plan will not be higher than anticipated.

        Our targeted cost savings are based on assumptions regarding activities undertaken and to be undertaken as part of the 2002 plan. We cannot assure you that these assumptions are correct or that we will be able to implement these activities. If we are unable to implement these activities as and when we have assumed, we may not be able to meet our cost savings targets.

Risks Relating to Our Securities and Pledges of Our Assets

The Senior Notes and the related guarantees have limited security, and the Debentures and the related guarantees have no security. As a result, the Debt Securities are effectively subordinated to the Senior Facilities, which are secured by most of our assets, and to certain other secured debt and obligations. This could result in holders of the Debt Securities receiving less on liquidation than the lenders under the Senior Facilities and certain other creditors. In addition, this could result in holders of the Debentures receiving less on liquidation than the holders of the Senior Notes.

        The borrower under the Senior Facilities is GrafTech Finance. The Senior Facilities are guaranteed by all of our domestic subsidiaries, including AET. Substantially all of our assets in the U.S. (except for the unsecured intercompany term note obligations described below) are pledged to secure obligations of GrafTech Finance as borrower under, or guarantees by our domestic subsidiaries of, the Senior Facilities. In addition, UCAR Carbon and our Swiss subsidiary are obligors under intercompany revolving notes that are pledged to secure the Senior Facilities. Substantially all of the assets of our Swiss subsidiary are pledged to secure its intercompany revolving note. The secured intercompany revolving note of our Swiss subsidiary is also guaranteed by our other principal foreign subsidiaries. Those guarantees are secured by a pledge of most of the assets of the foreign subsidiary guarantors of the Senior Facilities. Those guarantees are pledged to secure the Senior Facilities. As a result, most of our assets outside the U.S. are pledged to secure the intercompany revolving note of our Swiss subsidiary and guarantees of that note. Further, our obligation to pay the balance of the DOJ antitrust fine is secured by a lien on all of the assets of GTI and we have posted a $72 million provisional payment to the EU Competition Authority to secure payment of the EU antitrust fine pending the outcome of our appeal.

        The Senior Notes have been issued by GrafTech Finance, and the Debentures have been issued by GTI. Unsecured intercompany term notes in an aggregate principal amount equal to $528 million (based on currency exchange rates in effect at December 31, 2003) and unsecured guarantees of those unsecured intercompany term notes by certain of our foreign subsidiaries have been pledged by GrafTech Finance to secure the Senior Notes, subject to the limitation that at no time will the combined value of the pledged portion of any foreign subsidiary’s unsecured intercompany term note and unsecured guarantee of unsecured intercompany term notes issued by other foreign subsidiaries exceed 19.99% of the principal amount of the then outstanding Senior Notes. As a result of this limitation, at December 31, 2003, the aggregate principal amount of unsecured intercompany term notes pledged to secure the Senior Notes equaled $366 million (based on currency exchange rates in effect at December 31, 2003), or about 74% of the aggregate principal amount of the then outstanding Senior Notes. The remaining unsecured intercompany term notes held by GrafTech Finance are about 31% of the aggregate principal amount of the unsecured intercompany term notes or $162 million (based on currency exchange rates in effect at December 31, 2003), and any pledged unsecured intercompany term notes that cease to be pledged due to a reduction in the principal amount of the then outstanding Senior Notes due to redemption, repurchase or other events, will not be subject to any pledge and will be available to satisfy the claims of creditors (including the lenders under the Senior Facilities, the holders of the Senior Notes and, pursuant to the guarantee by GrafTech Finance of the Debentures, the holders of the Debentures) of GrafTech Finance, as their interests may appear. The Senior Notes contain provisions restricting the pledge of those unsecured intercompany term notes to secure any debt or obligation. The foreign subsidiaries who are obligors under any of such unsecured intercompany term notes or the related guarantees are called “unsecured intercompany term note obligors” and their obligations thereunder are called “unsecured intercompany term note obligations.”

        The guarantees of the unsecured intercompany term notes by foreign subsidiaries that are pledged to secure the Senior Notes are limited as required to comply with applicable law. Many of these laws effectively limit the amount of the guarantee to the net worth of the foreign subsidiary guarantor of the Senior Notes.

        Neither the Senior Notes nor the Debentures contain limitations on new secured intercompany term or revolving loans under the Senior Facilities to, or intercompany guarantees of such intercompany loans by, foreign subsidiaries, including foreign subsidiaries that are unsecured intercompany term note obligors.

        The Senior Notes are guaranteed by GTI, UCAR Carbon and other U.S. subsidiaries that collectively hold a substantial majority of our U.S. operating assets. The Debentures are guaranteed by GrafTech Finance, UCAR Carbon and other U.S. subsidiaries that collectively hold a substantial majority of our U.S. operating assets. Except for a subsidiary that is being dissolved and liquidated, the obligors (including the guarantors) under the Senior Notes and the Debentures are the same. The guarantees of the Senior Notes and the Debentures are unsecured, except the guarantee of the Senior Notes by UCAR Carbon. Each of the obligors (including guarantors) under the Senior Notes and the Debentures is also an obligor (including a guarantor) under the Senior Facilities, and those obligations are secured. AET has guaranteed the Senior Facilities, but has not guaranteed the Senior Notes or the Debentures. The guarantee of the Senior Facilities by AET is secured. The guarantee of the Senior Notes by UCAR Carbon is secured by a pledge of all of the shares of capital stock (constituting 97.5% of the outstanding shares of capital stock) of AET held by UCAR Carbon (called the “AET Pledged Stock”). While all of the AET Pledged Stock is pledged to secure the UCAR Carbon guarantee of the Senior Notes, at no time will the value of the pledged portion of the AET Pledged Stock exceed 19.99% of the principal amount of the then outstanding Senior Notes. Moreover, the pledge of the AET Pledged Stock is junior to the pledge of the same shares to secure the UCAR Carbon guarantee of the Senior Facilities.

        None of our foreign subsidiaries has guaranteed the Senior Facilities, the Senior Notes or the Debentures.

        The lenders and creditors whose debt and obligations are secured will have prior claims on our assets, to the extent of the lesser of the value of the assets securing, or the amount of, the respective debt or obligations. If we become bankrupt or insolvent or are liquidated or if maturity of such debt or obligations is accelerated, the secured lenders and creditors will be entitled to exercise the remedies available to a secured party under applicable law and pursuant to the relevant agreements and instruments, including the ability to foreclose on and sell the assets securing such debt or obligations to satisfy such debt or obligations. If they exercise such remedies, it is possible that our remaining assets could be insufficient to repay in full the debts and obligations to creditors whose debt and obligations are unsecured, including holders of the Debentures and, to the extent that the Senior Notes are not repaid in full upon exercise of the remedies available to holders thereof as secured parties under applicable law and pursuant to the relevant agreement and instruments, the holders of the Senior Notes.

We have a holding company structure. The issuer of the Senior Notes is a special purpose finance company. The issuer of the Debentures is our parent holding company. Accordingly, the Senior Notes and the Debentures are structurally subordinated to certain of our obligations.

        GTI, the issuer of the Debentures, is our parent company. It is a holding company with no operations, limited assets (all of which are pledged to secure the Senior Facilities and the DOJ antitrust fine) and substantial debt, liabilities and obligations.

        GrafTech Finance, the issuer of the Senior Notes, is a special purpose finance company with limited operations, limited assets (a substantial majority of which are pledged to secure the Senior Facilities and the Senior Notes) and substantial debt.

        A substantial portion of our operations is conducted by, and a substantial portion of our cash flow from operations is derived from, our foreign subsidiaries. The foreign subsidiaries that have issued unsecured intercompany term notes that are pledged to secure the Senior Notes are our operating subsidiaries in Mexico, South Africa and Switzerland and our holding company in France. The obligations of the holding company in France in respect of its unsecured intercompany term note are guaranteed, on an unsecured basis, by our operating company in France engaged in the graphite electrode business. The unsecured intercompany term notes are guaranteed, on an unsecured basis, by our operating subsidiaries in Brazil, Canada, Mexico, Spain, Switzerland and the United Kingdom and the holding company in France. These subsidiaries have also guaranteed, on a secured basis, the secured intercompany revolving note of our Swiss subsidiary that is pledged to secure the Senior Facilities.

        Our operating subsidiaries in Italy and Russia, Carbone Savoie, AET and certain immaterial domestic and foreign operating and holding companies are neither guarantors of the secured intercompany revolving note of our Swiss subsidiary, nor guarantors of the Senior Notes or the unsecured intercompany term notes, nor guarantors of the Debentures. At December 31, 2003, the aggregate combined book value of their assets was about $189 million. For 2003, their aggregate combined net loss was about $8 million and their aggregate combined net use of cash from operations was about $10 million (excluding the impact of payments and borrowings under a short-term unsecured intercompany cash flow note issued by Carbone Savoie).

        GrafTech Finance has made and may continue to make intercompany revolving loans to our Swiss subsidiary and UCAR Carbon. At December 31, 2003 (based on currency exchange rates in effect on December 31, 2003), the aggregate principal amount of the secured intercompany revolving loan to our Swiss subsidiary was nil. GTI, GrafTech Finance and our other domestic subsidiaries may make intercompany term and revolving loans to one or more other domestic or foreign subsidiaries. To the extent that these loans are made under the Senior Facilities, any of these loans made to foreign subsidiaries may be secured, and guaranteed on a secured basis, by other foreign subsidiaries. Neither the Senior Notes nor the Debentures contain limitations on existing or new secured intercompany revolving loans pursuant to the Senior Facilities to domestic or foreign subsidiaries that are guarantors of the Senior Notes or unsecured intercompany term note obligors.

        GTI relies upon interest and principal payments on intercompany loans, as well as dividends, loans and advances from our subsidiaries, to generate the funds necessary to meet its debt service obligations with respect to the Debentures. GrafTech Finance relies upon interest and principal payments on intercompany loans, as well as loans, advances and contributions from GTI and our other subsidiaries, to generate the funds necessary to meet its debt service obligations with respect to the Senior Facilities and the Senior Notes. GTI and our subsidiaries are separate entities that are legally distinct from each other. Our subsidiaries that are neither guarantors of the Senior Notes nor unsecured intercompany term note obligors have no obligation, contingent or otherwise, to pay debt service on the Senior Notes or to make funds available for such payments. Our subsidiaries that are not guarantors of the Debentures have no obligation, contingent or otherwise, to pay debt service on the Debentures or to make funds available for such payments. The ability of GTI and our subsidiaries to make these payments, loans, advances or contributions is subject to, among other things and to the extent applicable, their earnings and cash flows, their need for funds for business purposes, the covenants of their other debts, guarantees and obligations, and restrictions on dividends, distributions or repatriation of earnings under applicable corporate laws and foreign currency exchange regulations.

        The ability of the holders of the Senior Notes or the Debentures to realize upon the assets of any subsidiary that is neither a guarantor of the Senior Notes or the Debentures, respectively, nor, in the case of the Senior Notes only, an unsecured intercompany term note obligor in any liquidation, bankruptcy, insolvency or similar proceedings involving such subsidiary will be subject to the claims of their respective creditors, including their respective trade creditors, holders of their respective debt and their respective preferred stockholders.

        As a result, the Senior Notes and the Debentures are structurally subordinated to all existing and future debt and other obligations, including trade payables and obligations to preferred stockholders, of our subsidiaries that are neither guarantors of the Senior Notes or the Debentures, respectively, nor, in the case of the Senior Notes only, unsecured intercompany term note obligors, and the ability of the issuers and guarantors of the Senior Notes and the Debentures to receive (and therefore the ability of the holders of the Senior Notes and the Debentures to participate in) the assets of any subsidiary upon liquidation, bankruptcy, insolvency or similar proceedings involving any such subsidiary will be subject to the claims of the holders of such debt and other obligations, including trade creditors and preferred stockholders. In addition, to the extent that the issuers and guarantors of the Senior Notes and the Debentures are creditors of any such subsidiary, whether as trade creditors, creditors under the unsecured intercompany term notes or otherwise, their rights as a creditor could be equitably subordinated to such claims. At December 31, 2003, the debt and liabilities of such subsidiaries totaled $78 million (excluding intercompany trade and other miscellaneous liabilities of $20 million).

        Except as otherwise specifically stated, the financial information included or incorporated by reference in this prospectus is presented on a consolidated basis, including both our domestic and foreign subsidiaries. As a result, such financial information does not completely indicate the assets, liabilities or operations of each source of funds for payment of debt service on the Senior Notes or the Debentures.

The provisions of the unsecured intercompany term note obligations can be changed, and the unsecured intercompany term notes can be prepaid in whole or in part, without the consent of the holders of the Senior Notes under certain circumstances. Prepayment would increase the structural subordination of the Senior Notes. Prepayment or changes in such provisions could reduce or eliminate the ability of holders of the Senior Notes to seek recovery directly from our foreign subsidiaries upon a default under the Senior Notes.

        In general, the unsecured intercompany term notes and the unsecured intercompany term note guarantees cannot be changed, and the unsecured intercompany term notes cannot be prepaid or otherwise discharged, without the consent of the holders of the Senior Notes. However, without the consent of the holders of the Senior Notes:

o	the interest rate, interest payment dates, currency of payment of principal and interest and currency in which an unsecured intercompany term note is denominated (subject to certain limitations) can be amended;

o	provisions of an unsecured intercompany term note obligation can be amended to comply with changes in applicable law, so long as such amendments do not change the enforceability, principal amount, stated maturity, average life, ranking or priority or prepayment provisions of an unsecured intercompany term note or the enforceability of or obligations guaranteed under an unsecured intercompany term note guaranty; and

o	an unsecured intercompany term note can be prepaid in whole or in part if the proceeds received by GrafTech Finance from such prepayment are (i) invested in or loaned to a guarantor of the Senior Notes, (ii) loaned to another foreign subsidiary pursuant to an unsecured intercompany note that is pledged to secure the Senior Notes and is, to the extent permitted by applicable law, guaranteed by the unsecured intercompany term note guarantors or (iii) applied to an offer to purchase Senior Notes at a purchase price equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest.

        The principal amount (expressed in dollars) of any unsecured intercompany term note that is not denominated in dollars could increase or decrease at any time due to changes in currency exchange rates.

        A reduction in the principal amount of one or more unsecured intercompany notes could increase the structural subordination of the Senior Notes, as described in the preceding risk factors, and reduce the ability of holders of the Senior Notes to realize upon the assets of our foreign subsidiaries upon a default under the Senior Notes. A change in the provisions of the unsecured intercompany note obligations could also limit such ability.

The Senior Notes, the Debentures and the respective related guarantees rank equally with each other and certain of our other debt and liabilities.

        The Senior Notes and the related guarantees, and the Debentures and the related guarantees, are general senior obligations of the respective issuers and guarantors. Payments in respect thereof rank equally with each other and with payments in respect of all other present or future senior indebtedness of such issuers and guarantors, respectively (including the secured obligations under or guarantees of the Senior Facilities and, in the case of GTI as issuer or guarantor, the secured EU antitrust fine and the secured DOJ antitrust fine), and senior to all present or future subordinated obligations of such issuers and guarantors, respectively. Such payments are effectively subordinated to all present or future secured indebtedness and obligations, to the extent of the value of the assets securing such indebtedness and obligations, as described above. We currently have no subordinated indebtedness.

        GTI and GrafTech Finance may from time to time incur additional debt, including senior indebtedness and secured indebtedness. Our other subsidiaries may from time to time incur additional debt, including senior indebtedness and secured indebtedness, as well as other liabilities. Such additional debt may include indebtedness of subsidiaries that are guarantors of the Senior Notes or the Debentures to subsidiaries that are not guarantors of the Senior Notes or the Debentures, subject to certain limitations under the Senior Facilities (but not under the Senior Notes or the Debentures). GTI and our subsidiaries are subject to certain limitations on incurrence of debt under the Senior Facilities and the Senior Notes (but not under the Debentures).

        As a result of such ranking, holders of the Senior Notes and the Debentures may receive less upon liquidation, bankruptcy, insolvency or similar proceedings than they would have received if they had a more senior or secured ranking.

In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Senior Notes or the unsecured intercompany term note obligors, the guarantee of the Senior Notes by such guarantor or the unsecured intercompany term note and the unsecured intercompany term note guarantee of such obligor could be voided or subordinated. In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Debentures, the guarantee of the Debentures by such guarantor could be voided or subordinated.

        In the event of the bankruptcy or insolvency of any of the subsidiary guarantors of the Senior Notes or the Debentures or any of the unsecured intercompany term note obligors, its guarantee, unsecured intercompany term note guarantee or unsecured intercompany term note would be subject to review under relevant fraudulent conveyance, fraudulent transfer, equitable subordination and similar statutes and doctrines in a bankruptcy or insolvency proceeding or a lawsuit by or on behalf of creditors of that guarantor or obligor. Under those statutes and doctrines, if a court were to find that the guarantee or note was incurred with the intent of hindering, delaying or defrauding creditors or that the guarantor or obligor received less than a reasonably equivalent value or fair consideration for its guarantee or note and, at the time of its incurrence, the guarantor or obligor:

o	was insolvent or rendered insolvent by reason of the incurrence of its guarantee or note; or

o	was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

o	intended to, or believed that it would, incur debts beyond its ability to pay as they matured or became due;

then the court could void or subordinate its guarantee or note.

        The measure of insolvency varies depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts at that time is greater than the then fair saleable value of its assets or if the fair saleable value of its assets at the time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. We believe that each of the guarantors and obligors was:

o	neither insolvent nor rendered insolvent by reason of the incurrence of its guarantee or note;

o	in possession of sufficient capital to run its business effectively; and

o	incurring debts within its ability to pay as the same mature or become due.

        The assumptions and methodologies used by us in reaching these conclusions about solvency may not be adopted by a court, and a court may not concur with these conclusions. If the guarantee of a guarantor or the unsecured intercompany term note guarantee or unsecured intercompany term note of an unsecured intercompany term note obligor is voided or subordinated, holders of the Senior Notes, holders of the Debentures or both would effectively be subordinated to all indebtedness and other liabilities of that guarantor or, in the case of holders of the Senior Notes, all indebtedness and other liabilities of that obligor.

        The unsecured intercompany term note obligors are incorporated in jurisdictions other than the U.S. and are subject to the bankruptcy and insolvency laws of such other jurisdictions. We cannot assure you that the bankruptcy and insolvency laws of such jurisdictions will be as favorable, to the interests of the holders of the Debt Securities as creditors, as the laws of the U.S.

We may not have the ability to purchase the Senior Notes upon a change of control as required by the Senior Notes. We may not have the ability to purchase the Debentures upon a fundamental change or upon specified dates as required by the Debentures.

        Upon the occurrence of certain change of control events, we will be required to offer to purchase the outstanding Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. Upon the occurrence of certain fundamental change events, we will be required to offer to purchase the outstanding Debentures at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest (including liquidated damages). These events are the same under the Senior Notes and the Debentures, except that, in the case of the Debentures, these events also include the failure of the capital stock (or certain equivalents) into which they are convertible to be listed on a U.S. securities exchange or market and no offer to purchase is required to be made if certain trading price or transaction consideration thresholds are met. In addition, on January 15, 2011, January 15, 2014 and January 15, 2019, at the option of a holder of Debentures, such holder may require us to purchase some or all of its Debentures at the same purchase price.

        If such an event (including the exercise of such option) were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms or at all. Upon the occurrence of certain of these events, we may be required to repay all borrowings under the Senior Facilities or obtain the consent of the lenders under the Senior Facilities to purchase the Senior Notes and the Debentures. If we do not obtain such consent or repay such borrowings, we may be prohibited from purchasing the Senior Notes and the Debentures. In such case, our failure to purchase tendered Senior Notes or Debentures would constitute a default under the Senior Notes or the Debentures, respectively. If the holders of the Senior Notes or the Debentures were to accelerate the maturity of the Senior Notes or the Debentures, respectively, upon such default, the lenders under the Senior Facilities would have the right to accelerate the maturity of the Senior Facilities. We cannot assure you that we will have the financial ability to purchase outstanding Senior Notes and Debentures and repay such borrowings upon the occurrence of any such event.

The Debenture Indenture contains only limited covenants, which may not protect a holder’s investment if we experience significant adverse changes or engage in a highly leveraged transaction such as a leveraged recapitalization.

The Debenture Indenture does not:

o	require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the Debentures in the event that we experience significant adverse changes in our financial condition or performance;

o	limit our ability to incur additional indebtedness, including indebtedness that is equal in right of payment to the Debentures;

o	restrict our ability to pledge our assets;

o	restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Debentures;

o	restrict our ability to make investments; or

o	restrict our ability to issue new securities.

Such events may, however, result in an adjustment to the conversion rate applicable to the Debentures.

The value of the conversion right associated with the Debentures may be substantially lessened or eliminated if we are party to a merger, consolidation or other similar transaction.

        If we are party to a merger, consolidation, binding share exchange, sale, transfer or lease of all or substantially all of our assets or similar transaction pursuant to which our common stock is converted into, or into the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a Debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Debenture immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion right associated with the Debentures. For example, if we were acquired in a cash merger, each Debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on future prospects and other factors.

The conditional conversion feature of the Debentures could result in a holder receiving less than the value of the common stock into which a Debenture is convertible.

        The Debentures are convertible into our common stock only if specified conditions are met. If these conditions are not met, a holder will not be able to convert its Debentures, and a holder may not be able to receive the value of our common stock into which its Debentures would otherwise be convertible.

Changes in our credit ratings or the financial and credit markets could adversely affect price of the Debentures.

        We expect that the market price of the Debentures will be based on a number of factors, including:

o	our ratings with major credit rating agencies;

o	the prevailing interest rates being paid by companies similar to us; and

o	the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Debentures. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will rate the Debentures, or if they do rate the Debentures, that they will maintain their ratings on the Debentures. A negative change in our rating could have an adverse effect on the market price of the Debentures.

Adjustments to the conversion rate applicable to the Debentures may result in a taxable distribution to a holder of Debentures.

        The conversion rate applicable to the Debentures will be adjusted if we distribute cash with respect to our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to a holder of Debentures. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may have the same result. Any deemed distribution to a holder will be taxable as a dividend to the extent of our current or accumulated earnings and profits.

We cannot assure you that an active trading market will develop or continue for the Debentures.

        Prior to our private offering of the Debentures, there was no trading market therefor. The Debentures initially issued in the private offering are eligible for trading in the PORTAL market. However, the Debentures offered hereby will no longer be eligible for trading in the PORTAL market. We do not intend to list the Debentures offered hereby for trading on any national securities exchange or for quotation through any automated quotation system.

        The initial purchasers have informed us that they intend to make a market in the Debentures. The initial purchasers are, however, not obligated to make a market in the Debentures, and they may discontinue any market-making activities with respect to the Debentures at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Exchange Act.

        As a result, we cannot assure you that an active trading market will develop or continue for the Debentures. If a market does develop and continue, the price of the Debentures may fluctuate and liquidity may be limited. If a market for the Debentures does not develop or continue, you may be unable to resell the Debentures for an extended period of time, if at all.

        Moreover, even if you are able to sell your Debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our prospects or financial performance.

There are provisions in some of our important documents that could have the effect of preventing a change in control.

        GTI’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions concerning voting, issuance of preferred stock, removal of officers and other matters that may have the effect of discouraging, delaying or preventing a change in control of GTI. In addition, GTI’s Board of Directors has adopted a stockholder rights plan that may have the same effect. Stockholders who might desire to participate in such a transaction or benefit from such a change may not have the opportunity to do so. In addition, these provisions could adversely impact the price that investors might be willing to pay in the future for our common stock. Further, the Senior Facilities and the Senior Notes restrict certain events that would constitute a change of control and provide that certain events which would constitute a change in control would also constitute an event of default.

A holder of Debentures is not entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

        Holders of Debentures are not entitled to any rights with respect to our common stock (including voting rights and rights to receive dividends or other distributions), but will be subject to all changes affecting our common stock. A holder will have rights with respect to our common stock only if and when we deliver shares of our common stock to such holder upon conversion of its Debentures and, to a limited extent, by virtue of the conversion rate adjustments applicable to the Debentures. For example, if an amendment is proposed to GTI’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of shares of our common stock to a holder upon conversion of its Debenture, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or rights pertaining to our common stock affected by the amendment.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Debentures and our ability to raise funds in new stock offerings.

        At March 31, 2004, 97,235,145 shares of our common stock were outstanding, excluding:

o	11,046,833 shares issuable upon exercise of options outstanding under our equity incentive plans, at a weighted average exercise price of $13.25; and

o	503,232 shares held in employee benefits protection and deferred compensation plan trusts, which are not considered outstanding for calculations of basic or diluted earnings per share; and

o	13,570,560 shares of common stock issuable upon conversion of the Debenture at the initial conversion rate.

        At March 31, 2004, 1,328,037 shares of our common stock were available for future awards under our equity incentive plans. Since March 31, 2004, we have not issued any options or any shares except upon exercise of previously outstanding options and in the ordinary course in connection with the trusts described above.

        All of the outstanding shares of our common stock, any shares of our common stock issued under our equity incentive and employee benefit plans, and, following the effectiveness of the registration statement (except to the extent that use thereof is suspended as described under “Description of the Debentures—Registration Rights” and, if the registration statement is not then effective or use thereof has been suspended, to the extent that the exemption from registration afforded by Rule 144 under the Securities Act is available), the shares of our common stock to be issued upon conversion of the

Debentures will be freely transferable by persons other than our affiliates. The outstanding shares of our common stock held by, and any shares of our common stock issued under our equity incentive and employee benefit plans to, our affiliates are restricted securities and may not be sold other than pursuant to an effective registration statement or Rule 144 or another exemption from registration under the Securities Act.

        We have granted and intend to grant options to employees and directors annually in the ordinary course. We have filed and intend, consistent with past practice, to file with the SEC registration statements relating to the issuance of shares of common stock under our equity incentive and employee benefit plans and the resale of shares of our common stock held by our directors and executive officers.

        No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of shares for future sales (in each case, including shares issued or issuable upon conversion, redemption or repurchase of Debentures) will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have or the trading price of our common stock or the value of the Debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the Debentures.

Conversion or repurchase of Debentures into or with our common stock will dilute the ownership interests of other stockholders. In addition, to the extent that outstanding options to purchase shares of our common stock are exercised, there will be further dilution.

Our stock price may be volatile due to the nature of our business as well as the nature of the securities markets, which could affect the short-term value of an investment in our common stock, the Debentures or the Senior Notes.

        Many factors may cause the market price for our common stock to decline or fluctuate, perhaps substantially, including:

o	failure of net sales, results of operations or cash flows from operations to meet the expectations of securities analysts or investors;

o	downward revisions in revenue, earnings or cash flow estimates of securities analysts;

o	downward revisions or announcements that indicate possible downward revisions in the ratings on the Senior Notes or the Debentures;

o	speculation in the press or investor perception concerning our industry or our prospects; and

o	changes in general capital market conditions.

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

        In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We could be involved in a securities class action litigation in the future. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

Our ability to pay cash dividends and repurchase our common stock is restricted.

        The Senior Facilities and the Senior Notes substantially restrict the payment of cash dividends and repurchase of shares of our common stock by us.

USE OF PROCEEDS

        We will not receive any proceeds from the offer and sale of any shares of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

        The selling stockholders consist of the individuals listed below and their subsequent transferees, pledgees, donees and successors. The selling stockholders may from time to time offer and sell shares of our common stock pursuant to this prospectus or any applicable prospectus supplement.

        The following table sets forth, as of April 19, 2004, certain information relating to the selling stockholders, the number of shares of our common stock beneficially owned by them, the number of shares of our common stock offered hereby by them, and the number and percentage of shares of our common stock that the selling stockholders would beneficially own if all of the shares of our common stock offered hereby are sold. As of March 31, 2004, there were 97,738,377 shares of our common stock outstanding. Each selling stockholder is serving and has served as one of our employees and officers or one of our directors during the past three years (except in the case of Mr. Playford, who served as an employee, officer and director and now serves only as a director, and Mr. Shular, who served as an employee and officer and now also serves as a director).

Name	Shares of Common Stock Beneficially Owned(a)-(j)	Shares of Common Stock Offered Hereby(a)-(e),(g)-(j)	Number of Shares of Common Stock Beneficially Owned After Offering(f)	Percentage of Outstanding Shares After Offering
Gilbert E. Playford	1,451,032	1,421,535	29,497	*
Craig S. Shular	1,024,220	986,310	37,910	*
Corrado F. De Gasperis	517,191	462,874	54,317	*
Scott C. Mason	611,292	608,753	2,539	*
Karen G. Narwold	418,113	415,070	3,043	*
John J. Wetula	277,397	275,470	1,927	*
R. Eugene Cartledge	85,737	85,737	--	*
Mary B. Cranston	52,653	52,653	--	*
John R. Hall	60,959	60,959	--	*
Harold E. Layman	18,635	18,635	--	*
Ferrell P. McClean	40,021	40,021	--	*
Michael C. Nahl	63,230	63,230	--	*
Total	4,620,480	4,491,247	129,233	*

*     Represents holdings of less than 1%.

(a)

Includes shares directly acquired on the open market as follows: for Mr. Playford, 67,400 shares; for Mr. Shular, 5,000 shares; for Mr. De Gasperis, 550 shares; for Mr. Cartledge, 33,800 shares; for Mr. Hall, 11,000 shares; and, for Mr. Nahl, 11,000 shares.

(b)

Includes shares issuable upon exercise of exercisable options granted under our stock-based incentive programs as follows: for Mr. Playford, 1,174,000 shares; for Mr. Shular, 337,000 shares; for Mr. De Gasperis, 213,500 shares; for Mr. Mason, 217,000 shares; for Ms. Narwold, 176,579 shares; for Mr. Wetula, 146,300 shares; for Mr. Cartledge, 46,330 shares; for Ms. Cranston, 46,031 shares; for Mr. Hall, 44,150 shares; for Mr. Layman, 15,135 shares; for Ms. McClean, 23,121 shares; and for Mr. Nahl, 48,530 shares.

(c)

Includes shares issuable upon exercise of unexercisable options granted under our stock-based incentive programs as follows: for Mr. Playford, 3,500 shares; for Mr. Shular, 630,000 shares; for Mr. De Gasperis, 230,000 shares; for Mr. Mason, 375,000 shares; for Ms. Narwold, 227,667 shares; for Mr. Wetula, 126,000 shares; for Mr. Cartledge, 3,500 shares; for Ms. Cranston, 3,500 shares; for Mr. Hall, 3,500 shares; for Mr. Layman, 3,500 shares; for Ms. McClean, 3,500 shares; and for Mr. Nahl, 3,500 shares.

(d)

Includes shares granted under our stock-based incentive programs as follows: for Mr. Playford, 54,000 shares; for Mr. Shular, 14,310 shares; for Mr. De Gasperis, 10,824 shares; for Mr. Mason, 13,210 shares; for Ms. Narwold, 10,824 shares; and, for Mr. Wetula, 3,170 shares.

(e)

Includes shares indirectly owned as follows: for Mr. Playford, 19,378 shares held in an individual retirement account and 1,200 shares held by his spouse; for Mr. De Gasperis, 8,000 shares held by his spouse; for Ms. Cranston, 2,000 shares held as trustee for the Mary & Harold Cranston Family Trust; and for Ms. McClean, 3,400 shares held in an individual retirement account and 10,000 shares held by her spouse. The indirect owners could be deemed to be selling stockholders as to the sale of any of such shares.

(f)

Under our savings and compensation deferral plans, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including funds that invest in our common stock. Each unit in the funds that invest in our common stock approximates one share of our common stock. This column includes units held in such funds as follows: for Mr. Playford, 29,497 units; for Mr. Shular, 37,910 units; for Mr. De Gasperis, 54,317 units; for Mr. Mason, 2,539 units; for Ms. Narwold, 3,043 units; and, for Mr. Wetula, 1,927 units.

(g)	Includes 100,000 shares, for Mr. Playford, acquired under a one-time grant of restricted stock.

(h)	Includes 3,543 shares, for Mr. Mason, acquired under our Executive Employee Stock Purchase Program.

(i)	Includes shares acquired under our 1995 Directors Stock Plan as follows: for Mr. Cartledge, 800 shares; for Mr. Hall, 1,000 shares; and, for Mr. Nahl, 200 shares.

(j)

Includes deferred stock granted to directors in lieu of retainers and meeting fees as follows: for Mr. Playford, 2,057 shares; for Mr. Cartledge, 1,307 shares; for Ms. Cranston, 1,122 shares; and, for Mr. Hall, 1,309 shares.

PLAN OF DISTRIBUTION

        This prospectus may be used by selling stockholders and their subsequent transferees, pledgees, donees and successors for the offer and sale of up to 4,491,247 shares of our common stock.

        The shares of our common stock offered hereby may be sold from time to time by one or more of the selling stockholders. No selling stockholder is required to offer or sell any shares of our common stock pursuant to this prospectus. The selling stockholders anticipate that, if and when offered and sold, the shares of our common stock will be offered and sold in transactions effected on the NYSE at then prevailing market prices. The selling stockholders reserve the right, however, to offer and sell shares of our common stock on any other national securities exchange on which our common stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated. All offers and sales made on the NYSE or any other national securities exchange or in the over-the-counter market will be made through or to licensed or registered brokers and dealers.

        We will not receive any proceeds from the offer and sale of any shares of our common stock by the selling stockholders pursuant to this prospectus. All proceeds from sales of shares of our common stock pursuant to this prospectus will be paid directly to the selling stockholders and will not be deposited in an escrow, trust or other similar arrangement. We will bear all of the expenses in connection with the registration of the shares of our common stock offered hereby, including legal and accounting fees. No discounts, commissions or other compensation will be allowed or paid by the selling stockholders or us in connection with sales of the shares of our common stock offered hereby, except that usual and customary brokers’ commissions or dealers’ discounts may be paid or allowed by the selling stockholders.

LEGAL MATTERS

        The legality of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by Kelley Drye & Warren LLP, New York, New York, and Stamford, Connecticut.

EXPERTS

        The Consolidated Financial Statements of GTI and its subsidiaries incorporated in this prospectus by reference from GTI's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and other Intangible Assets,” effective January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereunder, other than fees, discounts, commissions and expenses to be paid or allowed to dealers, brokers or agents. All amounts set forth are estimated and subject to change, except for the SEC registration fee and the NYSE listing fee. No portion of these expenses will be paid by the selling stockholders. The expenses shall be paid by the registrant.

SEC registration fee	$8,450.42
NYSE listing fee	14,750.00
Blue sky fees and expenses	5,000.00
Transfer agent and registrar fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	10,000.00
Printing and engraving costs	5,000.00
Miscellaneous costs	1,799.58

Total	$52,000.00

Item 15. Indemnification of Directors and Officers

        GTI maintains a director’s and officer’s liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances. Directors and officers insured under the policy include directors and officers of subsidiaries of GTI.

        In addition, the following information is incorporated by reference: the information included in the description of GTI’s capital stock contained in GTI’s registration statement on Form 8-A dated July 28, 1995, as updated by any amendment or report filed for the purpose of updating such description; the information included in the description of GTI’s preferred stock purchase rights contained in GTI’s registration statement on Form 8-A dated September 10, 1998, as updated by any amendment or report filed for the purpose of updating such description; Articles Tenth and Eleventh of the Amended and Restated Certificate of Incorporation of GTI incorporated by reference as Exhibit 4.1 to the Registration Statement on Form S-3, as amended (File No. 333-63848) filed on June 26, 2001; and Article V of the Amended and Restated By-Laws of GTI incorporated by reference as Exhibit 4.2 to that Registration Statement. Article V of those By-Laws also cover directors and officers of subsidiaries of GTI. The provisions of the documents included in the information incorporated by reference above refer to or are based upon Sections 145 and 102(b) of the General Corporation Law of the State of Delaware (the “Law”) or comparable provisions of the laws of other states.

        Section 145 of the Law provides as follows:

    (a)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

    (b)        A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c)        To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

    (d)        Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e)        Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f)        The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

    (g)        A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h)        For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i)        For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

    (j)        The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    (k)        The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

        Section 102(b) (7) of the Law provides as follows:

    “(b)        In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters: … (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with §141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.”

Item 16. Exhibits and Financial Statement Schedules

(a)	The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit

4.4.0(1)	Rights Agreement dated as of August 7, 1998 between GTI and The Bank of New York, as Rights Agent (including Form of Rights Certificate).

4.4.1(2)	Amendment No. 1 to such Rights Agreement dated as of November 1, 2000.

4.4.2(3)	Amendment No. 2 to such Rights Agreement dated as of May 21, 2002.

4.5(4)	Form of specimen certificate representing common stock, par value $.01 per share, of GTI.

4.8(5)	Registration Rights Agreement, dated January 22, 2004, among GTI, the Subsidiary Guarantors and the Initial Purchasers.

5.1*	Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereunder.

10.9.0(6)	GrafTech International Ltd. Management Stock Incentive Plan (Original Version) as amended and restated through July 31, 2003.

10.10.0(7) (8)(6)	Forms of Non-Qualified Stock Option Agreement.

10.11.0(6)	GrafTech International Ltd. Management Stock Incentive Plan (Senior Version) as amended and restated through July 31, 2003.

10.12.0(9) (6)	Forms of Restricted Stock Agreement.

10.13.0(6)	GrafTech International Ltd. Management Stock Incentive Plan (Mid-Management Version) as amended and restated through July 31, 2003.

10.14.0(6)	GrafTech International Ltd. 1995 Equity Incentive Plan as amended and restated through July 31, 2003.

10.15.0(6)	GrafTech International Ltd. 1996 Mid-Management Equity Incentive Plan as amended and restated through July 31, 2003.

10.17.0(10)	GrafTech International Ltd. Management Incentive Plan amended and restated as of January 1, 1999.

10.18.0(8)	GrafTech International Ltd. Executive Employee Stock Purchase Program (Senior Management Version).

10.18.1(9)	GrafTech International Ltd. Executive Employee Stock Purchase Program (Mid-Management Version).

10.21.0(5)	UCAR Carbon Company Inc. Equalization Benefit Plan amended and restated as of March 31, 2003.

10.25.0(11)	Employment Agreement dated as of June 22, 1998 between GrafTech International Ltd. and Gilbert E. Playford.

10.25.1(12)	Restricted Stock Agreement dated as of January 1, 2000 between GrafTech International Ltd. and Gilbert E. Playford.

10.25.2(13)	Amendment to such Employment Agreement and Restricted Stock Agreement dated as of August 25, 2001.

10.25.3(14)	Letter amending such Employment Agreement and Restricted Stock Agreement dated as of July 22, 2002.

Exhibit Number	Description of Exhibit

23.1*	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

23.3*	Consent of Deloitte & Touche LLP.

24.1*	Powers of attorney (included in the signature pages hereto).

* Filed herewith

(1)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).

(2)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 2001 (File No. 1-13888).

(3)	Incorporated by reference to quarterly report of the registrant on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13888).

(4)	Incorporated by reference to the registration statement of the registrant on Form S-3 (Registration No. 333-108039).

(5)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 2003 (File No. 1-13888).

(6)	Incorporated by reference to the registration statement of the registrant on Form S-3 (Registration No. 333-108039).

(7)	Incorporated by reference to the registration statement of GTI and GrafTech Global on Form S-1 (Registration No. 33-84850).

(8)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 1998 (File No. 1-13888).

(9)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 2002 (File No. 1-13888).

(10)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 1999 (File No. 1-13888).

(11)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 1997 (File No. 1-13888).

(12)	Incorporated by reference to the annual report of the registrant on Form 10-K for the year ended December 31, 2000 (File No. 1-13888).

(13)	Incorporated by reference to the quarterly report of the registrant on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-13888).

(14)	Incorporated by reference to the quarterly report of the registrant on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-13888).

(b)	Financial Statement Schedules

        All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (a)        to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; however, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in clauses (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by GTI pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

    (b)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c)        to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

    (1)        for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2)        for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 20th day of April, 2004.

GRAFTECH INTERNATIONAL LTD. By: /s/ Corrado F. De Gasperis Name: Corrado F. De Gasperis Title: Vice President, Chief Financial Officer & Chief Information Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Craig S. Shular, Corrado F. De Gasperis and Karen G. Narwold, and each of them individually, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Craig Shular Craig Shular	Chief Executive Officer & President and Director (Principal Executive Officer)	April 20, 2004
/s/ Corrado F. De Gasperis Corrado F. De Gasperis	Vice President, Chief Financial Officer & Chief Information Officer (Principal Financial and Accounting Officer)	April 20, 2004
Signatures	Title	Date
/s/ Gilbert E. Playford Gilbert E. Playford	Director	April 20, 2004
/s/ R. Eugene Cartledge R. Eugene Cartledge	Director	April 20, 2004
/s/ Mary B. Cranston Mary B. Cranston	Director	April 20, 2004
/s/ John R. Hall John R. Hall	Director	April 20, 2004
/s/ Harold E. Layman Harold E. Layman	Director	April 20, 2004
/s/ Ferrell P. McClean Ferrell P. McClean	Director	April 20, 2004
/s/ Michael C. Nahl Michael C. Nahl	Director	April 20, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Kelley Drye & Warren LLP regarding the validity of the securities registered hereunder.

23.1	Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).

23.3	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature pages hereto).